FOR IMMEDIATE RELEASE


Contacts:

Drew Kronick, Vice President                            Lee Laino
Consolidated Delivery & Logistics, Inc.                 The Dilenschneider Group
(973) 471-1005                                          (212) 922-0900


                     CONSOLIDATED DELIVERY & LOGISTICS, INC.
                            TO BEGIN TRADING ON AMEX


          CLIFTON, NJ, February 19, 1999 - Consolidated Delivery & Logistics, Inc. announced today that as of February 23, 1999 shares in the company's common stock will begin trading on the American Stock Exchange under the symbol CDV. The company's stock formerly traded on the Nasdaq National Market under the symbol CDLI.

          According to Albert W. Van Ness, Jr., Chairman and Chief Executive Officer of CD&L, "We are extremely pleased to see our stock listed on the Amex. We believe that this proactive decision to list our shares on the American Stock Exchange will better optimize market liquidity and should provide more orderly trading of our shares. We expect this move to reinforce investor confidence and assure that CD&L's share price is fully and appropriately valued."

          Mr. Van Ness added "The Exchange's Allocation Committee presented several excellent specialist firms for the Company's review. We are pleased that from this fine group CD&L's management team selected AGS Specialist Partners as the Company's market representative."


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                                     (more)

          CD&L expects to announce 4th Quarter and full year 1998 financial results next Wednesday, 24 February. The Company recently completed seven consecutive quarters of improved earnings and increased annualized revenues by $40 million through the acquisition of five companies over the past six months. "We are currently reviewing several new opportunities in our acquisition pipeline that can add to both revenue and earnings in 1999," Mr. Van Ness commented.

          Headquartered in Clifton, New Jersey, CD&L is a national ground and air provider of customized time-critical delivery solutions with 70 offices in 24 states and the District of Columbia. The company has nearly 4,000 employees and 1,000 independent contractors to provide time-critical delivery services to thousands of businesses across the county.

          This press release contains certain forward-looking statements regarding future events or the future financial performance of the Company. These forward-looking statements include comments on the Company's future business development, operating efficiencies, operating cost reductions and its future trading patterns on the American Stock Exchange. These forward-looking statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.

          Potential risks and uncertainties include without limitation the risk that revenues and profits of acquired companies will decrease or fail to improve over historical results, or that trading activity on the American Stock Exchange will not prove to optimize liquidity or prove to be more orderly or that the Company's management group will be unable to effectively and profitably integrate acquired businesses or that the Company will lack satisfactory merger or acquisition candidates to achieve its growth plans or that the Company will be unable to achieve the cost savings or additional profits contemplated by the Company's business management strategy or other risks specified in the Company's SEC filings.